Pain Therapeutics, Inc.

For More Information Contact:

Ruth Araya

Pain Therapeutics, Inc.

IR@paintrials.com

(512) 501-2485

Pain Therapeutics Announces Appointment of

Chief Financial Officer

AUSTIN, TX – October 11, 2018 – Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today announced that Mr. Eric Schoen will join its management team as Chief Financial Officer, effective on or before November 7, 2018.

“Eric is an accomplished executive with significant financial expertise and will be an exceptional addition to our team,” said Remi Barbier, President & CEO of Pain Therapeutics.  “His broad finance experience with growth companies in the healthcare environment will be an asset as we move forward with our clinical-stage programs targeting Alzheimer’s disease”.

Mr. Schoen joins the Company with over 19 years of finance experience with growth companies.  Most recently, he was SVP, Finance & Chief Accounting Officer of Vermillion, Inc., a publicly-traded healthcare company.    Mr. Schoen also spent nine years with PricewaterhouseCoopers in the assurance, transaction services and global capital markets groups.

“I’m excited to help develop the potential of Pain Therapeutics’ pipeline” said Mr. Schoen. “A  near term focus will be to drive the financial strategy around the neuroprotection program.”

-more-

Pain Therapeutics, Inc.

October 11, 2018

About the Neuroprotection Program

Pain Therapeutics lead drug candidate, PTI-125, is a small molecule with a unique mechanism of action for treating Alzheimer’s disease.    PTI-125 is expected to enter a Phase IIa study in Q4 2018.

The underlying science for PTI-125 is published in prestigious peer-reviewed journals, including Journal of Neuroscience,  Neurobiology of Aging, and Neuroimmunology and Neuroinflammation,  and benefits from several peer-reviewed research grant awards from the National Institutes of Health (NIH).

The Company is also developing a blood-based test, called PTI-125Dx, to detect whether a person has Alzheimer’s disease,  possibly years before any symptoms appear.  An early diagnosis of Alzheimer's could allow treatment to start sooner, optimize treatment options for each individual and improve chances to slow or halt the disease.

About Alzheimer's Disease

Alzheimer’s Disease (AD) is a progressive brain disorder that destroys memory and thinking skills. Eventually, a person with AD may be unable to carry out even the simplest tasks.  There is a profound and timely need to develop new drugs for Alzheimer’s.  Currently, there are no drug therapies to halt Alzheimer’s, much less reverse its course.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops novel drugs.  The FDA has not yet established the safety or efficacy of any of our drug candidates.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding the timing of clinical studies; and the potential benefits of the Company’s program in Alzheimer’s disease.  Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to our financial and operational ability to carry out development activities around Alzheimer’s disease.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

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